Exhibit 5.1

Ref:           VSL/689164-000001/22430875v1

Baozun Inc.

No. 1- 9, Lane 510, West Jiangchang Road

Shanghai 200436

People’s Republic of China

30 March 2022

Dear Sirs

Baozun Inc. (the "Company")

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on 30 March 2022, relating to the registration under the Securities Act of 1933, as amended, (the "Act") of an aggregate amount of 2,691,626 Class A Ordinary Shares of par value US$0.0001 each in the authorised but unissued share capital of the Company (the "Shares") for issuance pursuant to the Company's 2015 Share Incentive Plan (the "Plan").

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company.

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the resolutions adopted by the board of directors of the Company (or any individual or committee to whom the board of directors have delegated their powers with respect to administration of the Plan), and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of the Shares, that a shareholder shall not, in respect of the relevant Shares, and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares and (d) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP